UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 2, 2004

(Date of Report/Date of earliest event reported)

SENSIENT TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

WISCONSIN	1-7626	39-0561070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202-5304

(Address and zip code of principal executive offices)

(414) 271-6755

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL CONTRACT

The information set forth under Item 2.03 of this report on Form 8-K is hereby incorporated in Item 1.01 by reference.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN

OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On September 2, 2004, Sensient Technologies Corporation (the “Company”) entered into a $150,000,000 3-year unsecured revolving credit facility, dated as of September 2, 2004, among the Company, Wells Fargo Bank, National Association as administrative agent, swing line bank, issuing bank, arranger and sole book runner, M&I Marshall & Ilsley Bank and KeyBank National Association as co-syndication agents, Cooperatieve Centrale Raiffeisen – Boerenleenbank B.A. (“Rabobank Nederland”), New York Branch, and The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch, as co-documentation agents and certain financial institutions named therein (the “Credit Facility”). A copy of the Credit Facility is attached hereto as Exhibit 1.1. The Credit Facility replaces the Company’s current 364-day and 5-year revolving credit facilities that would otherwise mature in June 2005. Loans may be drawn under the Credit Facility in U.S. Dollars, Euros, British Pounds, Swiss Francs or other currencies requested by the Company and acceptable to the lenders. The Company intends to use the Credit Facility for working capital, commercial paper back-up and other general corporate purposes.

The Company may elect to have loans under the Credit Facility bear interest at a Eurodollar or alternative currency rate based on LIBOR, plus an applicable margin ranging from 0.4% to 1.5%, subject to adjustment on the basis of the rating accorded the Company’s senior debt by S&P and Moody’s (each a “LIBOR Rate”), or at a base rate equal to the greater of the prime rate or the Federal funds rate plus 0.5% (the “Base Rate”.) In addition, the Company will pay a facility fee on the total amount of the commitment and a utilization fee (each subject to adjustment on the basis of the rating accorded the Company’s senior debt by S&P and Moody’s) and certain other fees. Interest on loans under the Credit Facility that accrue at the Base Rate will be due and payable on the last day of each March, June, September and December and on September 2, 2007 or such earlier date as all of the lenders’ commitments shall terminate (the “Commitment Termination Date.”) Interest on loans that accrue at a LIBOR Rate will be due and payable on the last day of the applicable interest period or, if an interest period is in excess of three months, on the date that is three months after the beginning of the interest period and after each such interest payment date thereafter, and on the last day of the interest period and on the Commitment Termination Date. The principal balance of loans shall be due and payable in full on the Commitment Termination Date. The Company may also borrow under the Credit Facility in the form of one or more letters of credit or swing-line loans, subject, among other things, to the Company’s payment of applicable fees.

On September 7, 2004, the Company obtained an alternative currency rate loan under the Credit Facility in an amount equal to ‘E’ 13,000,000 (the “Loan”), the proceeds of which will be used for general corporate purposes. The interest rate on the Loan has been set for the initial interest period from September 7, 2004 through December 7, 2004 at a LIBOR Rate of 2.9%.

The Credit Facility imposes various restrictions on the Company, including usual and customary limitations on the ability of the Company or any of its subsidiaries to grant liens upon their assets, a prohibition on certain consolidations, mergers and sales and transfers of assets and limitations on the disposal of hazardous substances by the Company and its subsidiaries. In addition, so long as any amounts remain outstanding or unpaid under the facility, the Company must maintain a minimum fixed charge coverage ratio and may not exceed a stated funded debt to capital ratio. The Credit Facility includes usual and customary events of default for facilities of this nature (with customary grace periods, as applicable) and provides that, upon the occurrence of an event of default, payment of all amounts payable under the Credit Facility may be accelerated and/or the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Facility shall automatically become immediately due and payable, and the lenders’ commitments shall automatically terminate.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 1.1:	Credit Facility, dated as of September 2, 2004, among the Company, Wells Fargo Bank, National Association as administrative agent, swing line bank, issuing bank, arranger and sole book runner, M&I Marshall & Ilsley Bank and KeyBank National Association as co-syndication agents, Cooperatieve Centrale Raiffeisen – Boerenleenbank B.A. (“Rabobank Nederland”), New York Branch, and The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch, as co-documentation agents and certain financial institutions named therein (the “Credit Facility”).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSIENT TECHNOLOGIES CORPORATION
(Registrant)

By:	/s/ John L. Hammond
Name:	John L. Hammond
Title:	Vice President, Secretary and
General Counsel

Date: September 8, 2004

Statement of Differences

The Euro sign shall be expressed as ……………………………………… ‘E’

EXHIBIT INDEX

1.1	Credit Facility, dated as of September 2, 2004.